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                   TIMOTHY R. BUSCH LIVING TRUST U/T/D/9/7/83
                               2532 Dupont Drive
                         Irvine, California 92612-1254


                                August 13, 1997


VIA FACSIMILE (212) 867-2955
AND AIRBORNE DELIVERY

Trilon Dominion Partners, LLC
245 Park Avenue, 28th Floor
New York, N.Y. 10167
Attn: Scott Flamm

        Re:  Our File No. 2240-O-4.3
             -----------------------
             Binding Letter Agreement to Purchase Securities

Dear Mr. Flamm:

        This letter agreement ("Letter Agreement") shall document the parties' binding obligation to purchase and sell the Securities (defined below).

        1.0     Background.

                Trilon Dominion Partners, LLC ("Seller") and representatives of Buyer (as defined below) have been negotiating various terms and conditions pertaining to the sale of the Securities of Advanced Materials Group, Inc., a Nevada corporation ("Company"). The Seller has offered to sell the Securities ("Transaction") for the purchase consideration set forth below, and is willing to make the representations, warranties and covenants provided below to induce Buyer to consummate the Transaction. The Buyer has offered to buy the Securities for the purchase consideration set forth below, and is willing to make the representations, warranties and covenants provided below to induce Seller to consummate the Transaction. The Buyer is willing to purchase the Securities subject to the terms and conditions set forth below.

                The parties anticipate that they may subsequently enter into a more detailed purchase and sale agreement ("Purchase Agreement") to consummate the


                                  EXHIBIT 7.1
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Scott Flamm
August 13, 1997
Page 2

Transaction.    However, the parties wish to enter into this binding Letter
Agreement, and Seller and Buyer are relying on same, as consideration for both parties' incurrence of certain costs necessary to consummate the Transaction. The binding nature of this Letter Agreement is not dependent upon the entering into of a subsequent Purchase Agreement, if any.

        2.0     Buyer.

                The Buyer shall be the Timothy R. Busch Living Trust (an affiliate of Timothy R. Busch) or its assignees or designees, including Dito Caree Limited Partnership ("Dito") or its affiliates.

        3.0     Securities.

                The securities to be purchased ("Securities") are:

                3.1     1,600,807 common voting shares in the Company (the
                        "Stock").

                3.2 Warrants ("Warrants") evidencing the holder's rights to purchase shares of additional Company common stock on the following terms:

No. of Shares           Exercise Price          Expiration Date
- -------------           --------------          ---------------
    35,000              $0.90 per share              9/30/99
   840,000              $2.98 per share              3/24/99
    60,000              $0.75 per share            12/22/2000
    30,000              $0.75 per share            12/22/2000

        4.0     Payment of Purchase Price.

                The Purchase Price shall be Two Million Nine Hundred Twenty-One Thousand One Hundred Sixty-Two Dollars and Twenty-Five Cents
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Scott Flamm
August 13, 1997
Page 3


($2,921,162.25). The Purchase Price is allocable One Dollar and Seventy-Five Cents ($1.75) per share of Stock (a total of Two Million Eight Hundred One Thousand Four Hundred Twelve Dollars and Twenty-Five Cents ($2,801,412.25)) and a total of One Hundred Nineteen Thousand Seven Hundred Fifty Dollars ($119,750.000) to the Warrants.

                The Buyer shall deliver a deposit ("Deposit") of One Hundred Thousand Dollars ($100,000.00) within seventy-two (72) hours of the full execution of this Letter Agreement. The Deposit shall be nonrefundable, except in the event of Seller's breach of this Letter Agreement or Seller's failure to satisfy the conditions set forth in Paragraph 7.0 herein. The balance of the Purchase Price shall be payable in cash at the Closing.

        5.0     Seller's Warranties, Representations and Covenants.

                The Seller warrants, represents and covenants as follows:

                (a) The Securities are validly issued, fully paid and non-assessable. The Warrants have not previously been exercised, are fully assignable to Buyer and immediately exercisable without condition and are evidenced by written instruments containing only customary terms for this type of security.

                (b) The Seller has authority to enter into this Letter Agreement and this Letter Agreement is Seller's valid and binding obligation, enforceable in accordance with its terms.

                (c) Neither the Seller nor the Securities are subject to any judgments, orders, decrees, claims, litigation, agreements, or instruments which may interfere with (i) the Seller's ability to perform its obligations or
(ii) the value of the Securities.

                (d) Seller has good marketable title to the Securities, free and clear from any and all liens, encumbrances, pledges, claims or rights of any other parties.


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Scott Flamm
August 13, 1997
Page 4

                (e) Seller has no liability to pay any broker, agency, or finder fees or commissions with respect to the Transaction.

                (f) Seller shall reasonably cooperate with Buyer to cause, the Company to enter into the agreement described in Section 7.0(a) hereof.

                Seller's representations and warranties shall survive the Closing.

        6.0     Buyer's Warranties, Representations and Covenants.

                The Buyer warrants, represents and covenants as follows:

                (a) The Buyer has authority to enter into this Letter Agreement and this Letter Agreement is Buyer's valid and binding obligation, enforceable in accordance with its terms.

                (b) The Buyer is not subject to any judgments, orders, decrees, claims, litigation, agreements, or instruments which may interfere with the Buyer's ability to perform its obligations under this Letter Agreement.

                (c) The Buyer represents that the Buyer and all of its assignees or designees are either accredited investors or are, together with their purchaser representatives, if any, sophisticated investors within the meaning of applicable securities laws.

                (d) The Buyer represents that, except as provided herein, the Securities are being purchased for Buyer's own account, for investment purposes only, and not for the account of any other person, and not with a view to distribution, assignment, or resale to others or to fractionalize in whole or in part and that the offering and sale of the Securities is intended to be exempt from registration under the Securities Act of 1933 and that the Buyer is not acting as an underwriter for the purposes of said Act. In furtherance thereof, Buyer represents, warrants, and agrees that no other person has or will transfer such Securities or rights thereto unless such transaction is registered or qualified under the Securities
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Scott Flamm
August 13, 1997
Page 5

Act of 1933 and applicable state securities laws or unless an exemption from the registration requirements of the Securities Act of 1933 and such laws is available.

        7.0     Conditions to the Closing

                The Buyer's obligation to close this transaction is subject to satisfaction of the following conditions:

                (a) The Company shall have entered into a binding written agreement providing as follows:

                        (i) The Company shall as promptly as practicable file an S-3 Registration Statement causing the registration of the resale of the Stock and the shares subject to the Warrants (collectively, the "Registered Securities") with the Securities Exchange Commission and applicable state securities agencies;

                        (ii) The Company shall file an amendment to such Registration Statement to reflect the Transaction as soon as practicable following the Closing; and

                        (iii) The Company shall use its best efforts to cause such Registration Statement and prospectus to become and remain current and effective for a period of two (2) years following the Closing (or, in the case of the shares subject to the Warrants, two (2) years following the exercise thereof) and take such actions to permit the Registered Securities to be freely tradeable in Buyer's hands as expeditiously as possible. The costs relating to registration will be at Company or Seller's expense, except that Buyer will pay all reasonable incremental costs of the Company attributable to the need to amend the Registration Statement to reflect the Transaction. Such agreement shall contain other customary provisions contained in registration rights agreements that are not inconsistent with the foregoing, in form and substance reasonably satisfactory to Buyer.
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Scott Flamm
August 13, 1997
Page 6

                 (b) All of the Seller's representations and warranties set forth above being true and correct as of the Closing.

        8.0     Closing.

                Closing shall occur at the offices of The Busch Firm on the fifth (5th) business day following the satisfaction of all of the conditions set forth in Section 7.0, provided that in no event shall the Closing occur after September 15, 1997 ("Closing").

        9.0     Compliance.

                The parties intend that the purchase and sale of the Securities in the Transaction shall be pursuant to a so-called "Section 4(1-1/2) Transaction" and that the parties shall provide such instruments to each other and to the Company to ensure that the purchase and sale of the Securities hereunder comprises an exempt transaction under the Securities Act of 1933 and applicable state securities laws. The foregoing shall not limit the Buyer's rights to cause the registration of the Securities for resale as provided herein.

        10.0    Liquidated Damages.

                In event of Buyer's breach of any term of this Letter Agreement, Seller's exclusive remedy shall be to retain the Deposit as liquidated damages and Seller shall have no other recourse against Buyer.

        11.0    Miscellaneous.

                If either party institutes any legal proceeding against the other in connection with this Letter Agreement or any matter arising out of or in connection with this Letter Agreement, the prevailing party in such proceeding shall be entitled to recover court costs and such reasonable attorneys' fees as the court may deem proper, including all costs and expenses of any appellate court proceedings or bankruptcy court proceedings. Time is of the essence of this Letter Agreement. This Letter Agreement embodies the entire agreement and understanding between the parties relating to the subject matter of this Letter
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Scott Flamm
August 13, 1997
Page 7


Agreement and neither this Letter Agreement nor any provision of this Letter Agreement may be amended, waived, or discharged, except by a written instrument executed by the party against whom enforcement of such amendment, waiver, or discharge is sought. This Letter Agreement shall be interpreted and enforced in accordance with California law, and the sole and proper venue shall be Orange County, California. This Letter Agreement may be executed in counterparts each of which, taken together, shall constitute a complete agreement. This Letter Agreement may be executed by signing and forwarding the signature to the other party via facsimile, provided that the original signature of this Letter Agreement is sent immediately thereafter via overnight mail.

        If the foregoing correctly sets forth your agreement, please execute a counterpart to this Letter Agreement below and return it by facsimile (with a hard copy by overnight mail) to Rick S. Weiner of The Busch Firm at the address listed above.



                              Very truly yours,


                              TIMOTHY R. BUSCH LIVING TRUST
                              U/T/D/ 9/7/83



                              By:  /s/ TIMOTHY R. BUSCH
                                  --------------------------------------
                                       Timothy R. Busch

                              Its:  Trustee
                                   --------------------------------------






                       [ACCEPTANCE ON THE FOLLOWING PAGE]
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Scott Flamm
August 13, 1997
Page 8

Agreed to and accepted on this 14th of August, 1997.

TRILON DOMINION PARTNERS, LLC



By:  /s/ SCOTT FLAMM
     -----------------------------
     SCOTT FLAMM
Its: Executive Vice President